Exhibit 10.4
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, is entered into on                     , 2006, between THE CLOROX COMPANY, a Delaware corporation (the “Company”), and                      (the “Executive”), and amends the Employment Agreement effective as of                      between the Company and the Executive (the “Employment Agreement”).
     The Employment Agreement is hereby modified and amended as follows:
1.	Section 9 of the Employment Agreement is hereby deleted and replaced in its entirely with the following new Section 9:
“9. Entire Agreement. Together with the Amended and Restated Change in Control Agreement effective                     , 2006 between the Executive and the Company, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and said Amended and Restated Change in Control Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement. The Amended and Restated Change in Control Agreement and this Agreement supersede any prior Agreements, written or oral, between the Company and the Executive concerning the terms of his employment.”
     Except as expressly modified herein, the Employment Agreement shall remain in full force and effect.
          This Amendment No. 1 is executed as of the date first above written.

THE CLOROX COMPANY The Company

By:

	Gerald E. Johnston	(Executive)
Chairman of the Board, Chief
Executive Officer and President

(Address)